As filed with the Securities and Exchange Commission on December 16, 2009

Registration No.        -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMTECH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2119684
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Flynn Road

Camarillo, California 93012-8790

(Address, Including Zip Code, of Principal Executive Offices)

Semtech Corporation 2009 Long-Term Equity Inducement Plan

Semtech Corporation 2000 SMI Assumed Plan

Semtech Corporation 2007 SMI Assumed Plan

(Full Title of the Plan)

Mohan R. Maheswaran

President and Chief Executive Officer

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

(805) 498-2111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share, issuable pursuant to the Semtech Corporation 2009 Long-Term Equity Inducement Plan	796,661 shares	$16.86	$13,431,704.46(2)	$749.49
Common Stock, $0.01 par value per share, issuable pursuant to the Semtech Corporation 2000 SMI Assumed Plan	266,020 shares	$3.00	$798,060.00(3)	$44.53
Common Stock, $0.01 par value per share, issuable pursuant to the Semtech Corporation 2007 SMI Assumed Plan	683,205 shares	$8.01/16.86	$7,945,233.69(4)	$443.34
Total:	1,745,886		$22,174,998.15	$1,237.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that may become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price per share and aggregate offering price for 796,661 shares issuable for outstanding restricted stock unit awards are based on the average of the high and low prices per share of the registrant’s Common Stock as reported on the NASDAQ Global Market on December 14, 2009, which was $16.86 per share.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the weighted average exercise price for outstanding options.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The 683,205 shares include 403,795 outstanding options and 279,409 shares available for grant pursuant to the Semtech Corporation 2007 SMI Assumed Plan. The price per share and aggregate offering price for 403,795 outstanding options are based on the weighted average exercise price of $8.01. The price per share and aggregate offering price for 279,409 shares available for grant are based on the average of the high and low prices per share of the registrant’s Common Stock as reported on the NASDAQ Global Market on December 14, 2009, which was $16.86 per share.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE

On November 18, 2009, Semtech Corporation (“Semtech” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sierra Monolithics, Inc. (“Sierra Monolithics”). Pursuant to the terms of the Merger Agreement, on December 9, 2009, SMI Merger Corp., a newly formed wholly-owned subsidiary of Semtech, merged with and into Sierra Monolithics, with Sierra Monolithics surviving the merger and becoming a wholly-owned subsidiary of Semtech (the “Merger”). In connection with the Merger, the registrant has assumed options outstanding under the Semtech Corporation 2000 SMI Assumed Plan (as amended, the “2000 Assumed Plan”) and the Semtech Corporation 2007 SMI Assumed Plan (as amended, the “2007 Assumed Plan”) and has adopted the Semtech Corporation 2009 Long-Term Equity Inducement Plan (the “2009 Plan”).

This registration statement registers: (i) 796,661 shares of Common Stock of the registrant that may be issued and sold upon the vesting and exercise of restricted stock units granted as inducement awards under Rule 5635(c)(4) of the Nasdaq Listing Rules to former employees of Sierra Monolithics, now a wholly-owned subsidiary of the registrant, pursuant to the Restricted Stock Unit Award Agreements entered into by and between such individuals and the registrant and subject to the terms of the 2009 Plan; (ii) 266,020 shares of Common Stock of the registrant that may be issued and sold upon the vesting and exercise of options assumed by the registrant pursuant to the Merger, subject to the terms of the 2000 Assumed Plan; and (iii) 683,205 shares of Common Stock of the registrant, which includes 403,795 shares of Common Stock of the registrant that may be issued and sold upon the vesting and exercise of options assumed by the registrant pursuant to the Merger and 279,409 shares of Common Stock of the registrant that may be issued and sold upon the vesting and exercise of options granted by the registrant, each subject to the terms of the 2007 Assumed Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 25, 2009, filed with the Commission on March 26, 2009 (Commission File No. 001-06395);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 22, 2009, filed with the Commission on June 4, 2008 (Commission File No. 001-06395);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended July 26, 2009, filed with the Commission on September 3, 2009 (Commission File No. 001-06395);

(d)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended October 25, 2009, filed with the Commission on December 4, 2009 (Commission File No. 001-06395);

(e)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 4, 2009, May 20, 2009, August 19, 2009, November 18, 2009, November 18, 2009 and December 15, 2009 (each, Commission File No. 001-06395);

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(g)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 16, 1998 (Commission File No. 000-14663), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article VII of the Company’s Bylaws, as amended, provides for indemnification of officers, directors, agents and employees of the Company generally consistent with the provisions of Section 145 of the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, the Company’s stockholders have approved and incorporated provisions into the Company’s Restated Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Company and the Company’s stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with the Company’s directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company’s Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or the Company’s directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company’s obligations to the director or officer under the indemnification agreement.

The above discussion of the Company’s Bylaws, Restated Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, and statute.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on December 16, 2009.

SEMTECH CORPORATION

By:	/s/ MOHAN R. MAHESWARAN
Mohan R. Maheswaran
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mohan Maheswaran and Emeka Chukwu, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ MOHAN R. MAHESWARAN	President, Chief Executive Officer, and Director (Principal Executive Officer)	December 16, 2009
Mohan R. Maheswaran

/s/ EMEKA CHUKWU	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2009
Emeka Chukwu

/s/ ROCKELL N. HANKIN	Chairman of the Board and Director	December 16, 2009
Rockell N. Hankin

/s/ W. DEAN BAKER	Director	December 16, 2009
W. Dean Baker

/s/ JAMES P. BURRA	Director	December 16, 2009
James P. Burra

/s/ BRUCE C. EDWARDS	Director	December 16, 2009
Bruce C. Edwards

/s/ JOHN L. PIOTROWSKI	Director	December 16, 2009
John L. Piotrowski

/s/ JAMES T. SCHRAITH	Director	December 16, 2009
James T. Schraith

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Semtech Corporation 2009 Long-Term Equity Inducement Plan

4.2	Semtech Corporation 2000 SMI Assumed Plan

4.3	Semtech Corporation 2007 SMI Assumed Plan

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)